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                                                                      Exhibit 15


April 28, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Ladies and Gentlemen:

We are aware that our report dated April 19, 2000 on our review of interim financial information of United Technologies Corporation as of and for the period ended March 31, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Prospectus constituting part of its Registration Statements on Form S-3 (Nos. 333-89041 and 333-91959), in the Registration Statement on Form S-4 (No. 333-77991) and in the Registration Statements on Form S-8 (Nos. 333-21853, 333-18743, 333-21851, 33-57769, 33-45440, 33-11255, 33-26580, 33-26627, 33-28974,
33-51385, 33-58937, 2-87322, 333-77817, 333-77991 and 333-82911).

Yours very truly,



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut